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                                                                Exhibit 10(xiv)





















                      THE NORTH AMERICAN COAL CORPORATION

                        1995 INCENTIVE COMPENSATION PLAN

                                 December, 1994





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                       1995 INCENTIVE COMPENSATION PLAN


SUMMARY

        The Incentive Compensation Plan (Plan) offers a strongly competitive incentive opportunity to senior managers when all performance objectives under their control or influence are achieved. This is accomplished through a structure containing the following elements:

     - Each participant is assigned an individual incentive target, stated as a percentage of salary midpoint, that establishes the incentive amount they will receive when performance objectives are met.

     - The individual target amount is allocated among the following performance components:

     - Percentage weightings are assigned to each component based on the participant's accountabilities and their impact on each component.

     - One or more performance objectives will be established at the beginning of the year for each performance component.

     - A performance range, which defines the acceptable level of results, from threshold to maximum, is created around each performance objective.

     - A payout range is defined which provides for incentive payments up to 150 percent of the incentive target, EXCEPT TO THE EXTENT THE COMMITTEE ELECTS TO INCREASE THE ACTUAL POOL BY UP TO 10%, AS DESCRIBED BELOW.

     - A performance/payout schedule combines the two ranges into a matrix that defines the level of payout that will result from each level of performance.

     - After audited financials are available, awards will be calculated based on actual results against the established objectives.

     - A final individual performance adjustment may be made, within a range of +-10 percent of the calculated award based on a judgment of the participant's overall performance.


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1995 INCENTIVE COMPENSATION PLAN


        This incentive compensation plan will allow management and the Board to establish, in advance, the performance expectations and related incentive potential that NAC's executives will work with for the year. At year-end, the structure channels judgment of the managements team's performance along predetermined lines that should convey a sense of fairness in the deter-mination of rewards.

PLAN STRUCTURE

        INDIVIDUAL INCENTIVE TARGETS
        ----------------------------

        The fundamental building block of the proposed Plan structure is the individual incentive target. Each participant is assigned a target, stated as a percentage of base salary, which will be paid when all relevant performance objectives are achieved. The Plan provides for payments above or below the target to reflect acceptable variances from performance objectives.

        PERFORMANCE GOALS
        -----------------

        Four sets of goals are proposed:

        Intentionally Omitted



        INCENTIVE AWARD RANGE
        ---------------------

        Actual performance results attained probably will not be exactly equal to the established performance goals. Therefore, the Plan is designed to provide payouts ranging up to 150 percent of the target award if actual results fall within a predetermined range of acceptable performance.





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1995 INCENTIVE COMPENSATION PLAN


        The award range is defined as follows:

                            % of
        Award Level        Target           Description
        -----------        ------           -----------
         Maximum            150%            Highest level of incentive paid.

         Target             100%            Competitive incentive opportunity
                                            for achieving all important goals.

         Threshold           50%            Incentive paid when results meet
                                            minimum acceptable standards.

         Below threshold      0%            Performance does not merit incentive
                                            payment.


        COMPONENT WEIGHTINGS
        --------------------

        Participants' potential incentive awards will be allocated between performance components based on their individual impact on results. The allocations allow for awards to be earned based on the achievement of the performance objectives over which each executive has the most control. Weightings will be stated as a percentage and total 100 percent for each participant. The weightings will be established each year to reflect current organizational accountabilities and the relative importance of the various performance components. Our recommended weightings are as follows:


Intentionally Omitted



        When there is more than one goal for a performance component, further percentage weightings may be assigned, within the overall weightings, to reflect the relative priority of each goal. For example, if the individual component has a 40 percent weighting and there are five individual goals, each individual goal might be assigned a priority weighting of 20 percent.





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1995 INCENTIVE COMPENSATION PLAN


        PERFORMANCE RANGE
        -----------------

        A range of performance acceptable for incentive payment will be established around each performance objective. For quantitative goals, the range may be set as a percentage of the objective. For goals that cannot be quantified, the range will be defined in narrative form as clearly as possible.


        The following general definitions will apply. The percentage ranges indicated are only guidelines; specific percentage ranges or narrative descriptions should be determined for each goal in line with the definitions.


        Performance       Percentage
           Level          Guideline              Definition
        -----------       ----------         ------------------
        Threshold             75%            Minimum acceptable results
                                             justifying payment of incentives.

        Objective            100%            Results meet high performance
                                             demands justifying fully
                                             competitive rewards.

        Maximum              125%            Highest foreseeable level of
                                             performance.


        PERFORMANCE/PAYOUT SCHEDULE
        ---------------------------

        Combining the payout and performance ranges yields a performance/payout schedule as in the following example:

        Performance      Definition      Results       Levels       Payout
        -----------    --------------    -------    ------------    ------
        Threshold      Just bonusable       75%       Threshold        50%
        Objective      On plan             100%       Target          100%
        Maximum        Heavy stretch       125%       Maximum         150%


        This schedule is applied separately to the results of each established performance element to determine the incentive amount earned in accordance with assigned weightings. Performance that falls between the defined levels would result in proportionally adjusted payouts which may be calculated mathematically or determined judgmentally.


        CORPORATE PERFORMANCE THRESHOLD
        -------------------------------

        No incentive awards will be earned under the Plan in any year unless the threshold level under the corporate performance component is achieved. Once the corporate performance threshold is attained each performance objective is separate and distinct. This means that partial


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1995 INCENTIVE COMPENSATION PLAN


awards can be earned for the attainment of one performance objective even if another is not sufficient to generate a payout.

        INDIVIDUAL ADJUSTMENT FACTOR
        ----------------------------

        Each individual award, as calculated above, may be adjusted upward or downward by as much as 10 percent of the total award based on management's perceptions of each individual's overall performance.


        PARTIAL AWARDS
        --------------

        Executives who are hired or promoted during the year to positions eligible for participation in the Plan may be included in the Plan on a pro ratio basis.


        COMMITTEE DISCRETION
        --------------------

        It is the intent of the Plan that the total incentive compensation, as determined above, will be the final total corporate incentive compensation to be paid. However, the committee, in its sole discretion, may increase or decrease by up to ten percent the total incentive compensation or may approve an incentive compensation payment where there would normally be no payments due to corporate performance which is below the criteria established for the year.

1995 PERFORMANCE TARGETS

        See Plan Summary.





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